                                                                  EXHIBIT 99 (A)




     Investor Relations contact:                    Media contact:
     John Kahwaty (617) 434-3650              Jeff Graham (617) 434-8756

               BANKBOSTON REPORTS THIRD QUARTER CORE NET INCOME
                       OF $195 MILLION OR $.66 PER SHARE
          EXCLUDES ACQUISITION-RELATED AND BUSINESS REALIGNMENT COSTS

     BOSTON, October 15, 1998 -- BankBoston Corporation (NYSE: BKB) reported today third quarter core net income of $195 million, or $.66 per common share on a diluted basis. This compares with $242 million, or $.80 per share, in the second quarter of 1998 and $226 million, or $.73 per share, in the third quarter of 1997.

     Actual net income for the third quarter was $105 million, or $.35 per share and included $80 million ($50 million after-tax) of costs associated with the August 31 acquisition of Robertson Stephens and $65 million of charges ($40 million after-tax) related to the realignment of other businesses.

     Core net income for the first nine months of 1998 was $675 million, or $2.25 per share, compared with net income for the first nine months of 1997 of $645 million, or $2.04 per share. Actual net income for the first nine months of 1998, which includes the items referred to above, was $585 million, or $1.94 per share.

     Operating highlights were as follows (amounts shown for the third quarter of 1998 are before acquisition-related and business realignment costs):

    . On a fully taxable equivalent basis, revenues were $1,035 million in the current quarter compared with core revenues of $968 million in the third quarter of 1997. Revenues for the third quarter of 1998 included $52 million of trading account losses compared with $20 million of profits in the third quarter of last year. This $72 million decline in trading account profits resulted in a $.15 decline in earnings per share and was the principal factor in the reduction of operating income (pre-tax income before provision for credit losses) to $374 million from $423 million a year ago;

    . Compared with the third quarter of 1997, operating income from the Corporation's businesses in Argentina and Brazil improved by more than 50%;

    . Provision for credit losses was $60 million in the third quarter compared with net credit losses in the quarter of $59 million. The provision in the third quarter of 1997 was $40 million compared with net credit losses of $61 million. Nonaccrual loans and OREO totaled $395 million at September 30, 1998, compared with $387 million at September 30, 1997;

    . Return on average common equity was 16.29% in the third quarter compared with 21.11% in the third quarter of 1997. Return on average assets was 1.07% in the third quarter compared with 1.36% in the third quarter of 1997. The declines in returns were mainly driven by trading account losses incurred during the third quarter of 1998 as discussed above.

     Acquisition-related and business realignment costs

    . The Corporation incurred approximately $80 million ($50 million after-tax) of previously announced costs associated with the August 31 acquisition of Robertson Stephens which were principally related to bonus payments due to employees under the acquisition agreement. September operating results for Robertson Stephens were essentially break-even.

    . Nonrecurring charges totaling $65 million ($40 million after-tax) were incurred in connection with the realignment and downsizing of certain businesses. This included $50 million related to the closing of branches in Asia, the downsizing of the Boston-based emerging markets investment banking unit, and the writedown of the Corporation's equity investment in a Korean merchant banking company. As announced yesterday, the Corporation will be closing offices in India, Japan, the Philippines, and Taiwan and will be reducing its staff by approximately 25% in the emerging markets unit. The charges also included $15 million primarily associated with regional banking operations in New England and its related redesign project. These costs include such items as completing the full merger of all New England bank subsidiaries and related systems into one entity, costs related to branch closings, and redesign consulting fees.

     The principal factors causing the change in core earnings from the second quarter are:

Diluted earnings per share: second quarter 1998                                                                     $ .80
Decline in trading account results from the Boston-based high yield and
emerging markets desks ($54 million)                                                                                 (.11)
Decline in revenue from the Private Equity business ($39 million)                                                    (.08)
Increase in revenue from Argentina and Brazil ($19 million)                                                           .04
Decline in consolidated core noninterest expense, excluding acquisitions of Robertson Stephens and OCA
 ($12 million)                                                                                                        .03
Other factors, net                                                                                                   (.02)
                                                                                                                    -----
Diluted core earnings per share: third quarter 1998                                                                 $ .66

    .     Trading account results: During the third quarter and as a result of
          -----------------------
          turmoil in global financial markets and illiquidity in the domestic high yield bond market, the Boston-based emerging markets and high yield desks incurred trading account losses totaling $78 million on a pre-tax basis, $54 million worse than the prior quarter (total consolidated pre-tax trading account losses in the third quarter were $52 million as the losses from these two units were partially offset by profits from other areas, including Argentina and Brazil).

    .     Private Equity: The decline in revenue was due to a lower level of
          --------------
          gains from sales of investments coupled with a lower level of dividend income. While influenced by current economic conditions, the level of revenue from the Private Equity business in the third quarter remained within the range of quarterly revenue performance exhibited over the past two years due to portfolio diversification efforts. Gains are recognized through the income statement only upon exit from an investment. Historically, about one-quarter of investment exits are due to IPOs.

          Argentina and Brazil: Revenue continued its upward trend in the third
          --------------------
          quarter mainly as a result of higher net interest revenue, stemming from wider spreads coupled with growth in the Argentine loan portfolio, and an increase in fee income.

          Noninterest Expense: The decline in consolidated core noninterest
          -------------------
          expense, excluding the acquisitions of Robertson Stephens and OCA (Uruguayan consumer finance company), was due mainly to a drop in incentive compensation caused by lower levels of market sensitive revenue. This was partially offset by higher levels of expenses from Argentina and Brazil primarily due to increased branch expansion costs.

     NONINTEREST INCOME
The components of noninterest income are as follows:

   Second                                                 Third Quarter                    Nine Months
  Quarter                                                ---------------                -----------------
     1998                  (in millions)                  1998     1997     Change       1998       1997     Change
    -----                                                -----    -----    -------      -------    ------    -------
    $ 192    Financial service fees                      $ 221     $ 168      $ 53      $  575     $  462      $113
       84    Net equity and mezzanine profits               54        61        (7)        190        153        37
       32    Mutual fund fees                               33        29         4          95         81        14
       41    Personal trust fees                            40        37         3         122        107        15
        9    Other trust and agency fees                     9         7         2          27         20         7
      (4)    Trading profits and commissions               (52)       20       (72)        (22)        67       (89)
       32    Net foreign exchange trading profits           35        18        17          96         57        39
       11    Securities portfolio gains, net                17        11         6          53         52         1
       60    Other income                                   48        29        19         150         88        62
        0    Writedown of Korean equity investment         (20)        0       (20)        (20)         0       (20)
        0    Gain on sale of Fidelity Acceptance Corp.       0        68       (68)          0         68       (68)
        0    Gain on sale of HomeSide                        0         0         0         165          0       165
    -----                                                -----     -----      ----      ------     ------      ----
    $ 457    Total                                       $ 385     $ 448      $(63)     $1,431     $1,155      $276
    =====                                                =====     =====      ====      ======     ======      ====

    .     Changes in financial service fees are detailed below.

    . Equity and mezzanine profits declined in the third quarter from the record performance registered in the prior quarter. In the nine month comparison, profits are running 24% ahead of 1997 reflecting the continued strong performance from the Corporation's Private Equity business. At September 30, 1998, the Private Equity portfolio had a carrying value of $1.3 billion compared with approximately $875 million at September 30, 1997.

    . Mutual fund fees improved in all comparisons, mainly driven by higher fees from Latin America and Private Banking. The combined level of assets under management in Argentina and Brazil was $7.1 billion at September 30, 1998 compared with $6.0 billion at September 30, 1997.

    . The increase in personal trust fees from prior year periods mainly relates to an increase in domestic assets under management.

    . The third quarter loss in trading account profits and commissions relates to trading losses incurred by the Boston-based emerging markets and high yield trading units, partially offset by profits registered from other areas, including Argentina and Brazil. The losses from the emerging markets and high yield trading portfolios mainly reflect the severe volatility that is present in the world financial markets. These losses were the major factor behind the declines in trading account profits and commissions in all prior period comparisons.

    . Foreign exchange profits improved in all comparisons as the Corporation continued to benefit from higher customer demand for products arising out of volatile market conditions.

    . The increase in securities gains from the second quarter was due, in part, to higher gains from international operations.

    . The decline in other income from the second quarter mainly reflected the absence of a prior quarter gain from the sale of the Corporation's minority interest in a Mexican pension company. The comparisons with prior year periods were affected by earnings in 1998 from an investment in bank owned life insurance policies, which was largely offset by the funding cost for the investment that is included in net interest revenue, and the absence of an $11 million charge related to interest rate futures contracts that had been used to hedge the funding of Fidelity Acceptance Corporation.

The components of financial service fees are as follows:


   Second                                             Third Quarter                Nine Months
  Quarter                                            --------------               --------------
     1998                (in millions)               1998     1997     Change     1998     1997     Change
    -----                                            -----    -----    -------    -----    -----    -------
    $  76    Deposit and ATM-related fees            $  78    $  69       $ 9     $ 224    $ 189      $ 35
       19    Letters of credit and acceptance fees      21       19         2        59       53         6
       20    Syndication and agent fees                 17       22        (5)       51       60        (9)
       12    Other loan-related fees                    11       11         0        33       29         4
       65    Other                                      94       47        47       208      131        77
    -----                                            -----    -----       ---     -----    -----      ----
    $ 192    Total                                   $ 221    $ 168       $53     $ 575    $ 462      $113
    =====                                            =====    =====       ===     =====    =====      ====

    . Deposit and ATM-related fees increased in all comparisons due, in part, to higher fees from Argentine operations, including an increase from the acquisition of Deutsche Bank Argentina, and an increase in domestic electronic banking fees.

    . The totals of other financial service fees for the current quarter and the first nine months of 1998 are affected by two acquisitions which closed during the third quarter. Specifically, the acquisition of Robertson Stephens contributed $20 million, mainly brokerage and advisory fees, while the acquisition of OCA, a consumer finance company in Uruguay, contributed $4 million of credit card fees. Beyond these acquisitions, the increases in all prior period comparisons were affected by higher levels of underwriting fees and Latin American credit card fees. In addition, the prior year comparisons were boosted by an increase in advisory fees.

NET INTEREST REVENUE

     Net interest revenue, on a fully taxable equivalent basis, was $630 million for the third quarter of 1998, compared with $645 million in the prior quarter and $577 million in the third quarter of 1997. Net interest margin was 3.97% for the third quarter of 1998, compared with 4.17% in the second quarter of 1998 and 3.96% in the third quarter of last year. For the first nine months of 1998, net interest revenue on a fully taxable equivalent basis was $1,881 million, compared with $1,822 million in the first nine months of 1997. Net interest margin was 4.07% for the first nine months of 1998, compared with 4.27% for the first nine months of 1997.

     The declines in net interest revenue and net interest margin from the prior quarter were affected by several items related to domestic operations including lower levels of dividends from private equity investments, loan fees, and lease residual gains, as well as the redemption of the Corporation's remaining preferred stock, which was replaced by an issuance of floating rate capital securities. Net interest margin was also adversely affected by an increase in low-yielding assets in the Corporation's Section 20 subsidiary related to the acquisition of Robertson Stephens. Partially offsetting these factors were wider spreads in Brazil and Argentina as the Corporation's interest rate positions benefited from volatility in the local markets, and the July 31 acquisition of OCA, a Uruguayan consumer finance company. In addition, net interest revenue benefited from a higher level of average earning loans and one more day in the accrual period.

         Compared with prior year periods, net interest revenue increased while net interest margin declined. Net interest revenue was favorably affected by increases in average earning assets, which, excluding the effect of national consumer loans, were up approximately $7 billion in both the quarterly and nine month comparisons. Approximately $4.5 billion of these increases related to average loans and leases mainly reflecting growth in the domestic commercial portfolio and in Argentina. The prior year comparisons of net interest revenue and margin were favorably affected by wider spreads and a higher volume of average earning assets in Brazil. Partially offsetting the improvements in net interest revenue and contributing to the decline in net interest margin were the Corporation's exit from its national consumer businesses and the impact of funding costs associated with an investment in bank owned life insurance policies. The latter was largely offset by the revenue from this investment that is included in noninterest income as discussed previously.

Noninterest expense

The components of noninterest expense are as follows:


   Second                                        Third Quarter                Nine Months
  Quarter                                       --------------              ----------------
     1998             (in millions)             1998     1997     Change     1998      1997     Change
    -----                                       -----    -----    ------    ------    ------    ------
    $ 368    Employee costs                     $ 449    $ 318      $131    $1,170    $  939      $231
       96    Occupancy & equipment                 99       86        13       289       260        29
       22    Professional fees                     29       14        15        75        38        37
       32    Advertising and public relations      30       25         5        84        73        11
       31    Communications                        33       29         4        94        83        11
        8    Goodwill amortization                 10        6         4        26        21         5
       90    Other                                136      123        13       356       309        47
    -----                                       -----    -----      ----    ------    ------      ----
    $ 647    Total                              $ 786    $ 601      $185    $2,094    $1,723      $371
    =====                                       =====    =====      ====    ======    ======      ====

     The principal factors causing the change in noninterest expense from the second quarter are:

Noninterest expense: second quarter 1998                                                              $647
Increase related to charges for acquisition-related and business realignment costs                     125
Increase in core expenses from acquired companies (Robertson Stephens and OCA)                          26
Expense reductions, net                                                                                (12)
                                                                                                      ----
Noninterest expense: third quarter 1998                                                               $786

     Excluding acquisition-related and business realignment costs and the impact of the Robertson Stephens and OCA acquisitions, noninterest expense declined $12 million from the second quarter. This was mainly due to a decline in incentive compensation related to the lower levels of revenue and a decline in expenses from the regional consumer business. These declines were partially offset by an increase in expenses from Argentina and Brazil due to the ongoing branch expansion programs.

     Noninterest expense increased $185 million from the third quarter of 1997 and $371 million in the nine month comparison. These increases were mainly related to the third quarter 1998 charges for acquisition-related and business realignment costs referred to above, the increase in core expenses from acquired companies (Robertson Stephens and OCA), investment spending in Latin America, including de novo expansion costs and the Deutsche Bank Argentina acquisition,
and the ongoing buildup of the Corporation's Corporate Banking businesses.   In
addition, charges incurred in the first quarter of 1998 related to the European, private banking, and regional consumer businesses contributed to the increase in the nine month comparison. Partially offsetting these increases was the absence of expenses from the national consumer businesses and the absence of third quarter 1997 charges related to the regional consumer business for additional conversion costs for BayBanks, the closing of branches and changes to the Connecticut operations.

CREDIT PROFILE

Loan and Lease Portfolio

     The segments of the lending portfolio are as follows:
  (in millions)                                      9-30-98    6-30-98    3-31-98    12-31-97    9-30-97
                                                    --------   --------   --------   ---------   --------
  United States Operations:
    Commercial, industrial and financial            $ 18,218   $ 16,275   $ 15,887   $  15,268   $ 15,062
    Commercial real estate:
      Construction                                       209        219        260         271        317
      Other commercial real estate                     4,089      3,876      3,736       4,211      3,845
    Consumer-related loans:
      Residential mortgages                            2,111      2,229      2,551       2,570      2,720
      Home equity                                      2,672      2,871      2,802       2,823      2,952
      Credit card                                        393        412        503       1,756      1,596
      Other                                            2,693      2,753      2,801       2,956      3,118
    Lease financing                                    1,607      1,609      2,017       1,938      1,880
    Unearned income                                     (231)      (232)      (303)       (302)      (293)
                                                    --------   --------   --------   ---------   --------
                                                      31,761     30,012     30,254      31,491     31,197
                                                    --------   --------   --------   ---------   --------
  International Operations:
    Commercial                                        10,636     10,218     10,682      10,159      9,261
    Consumer-related loans:
      Residential mortgages                            1,383      1,318      1,302         947        893
      Credit card                                        339        248        226         182        155
      Other                                            1,164      1,087        987         828        678
    Lease financing                                      652        519        517         452        345
    Unearned Income                                     (188)      (148)      (146)        (79)       (68)
                                                    --------   --------   --------   ---------   --------
                                                      13,986     13,242     13,568      12,489     11,264
                                                    --------   --------   --------   ---------   --------
  Total loans and lease financing                   $ 45,747   $ 43,254   $ 43,822   $  43,980   $ 42,461
                                                    ========   ========   ========   =========   ========

      Loans and leases were $45.7 billion at September 30, 1998, compared with $43.3 billion at June 30, 1998. The domestic portfolio grew $1.7 billion due mainly to a higher level of commercial loans as increases were registered by several of the Corporation's lending divisions including Energy & Utilities, Media & Communications, Asset Based Finance, and Environmental Services. In addition, international loans grew $700 million mainly reflecting growth in the Argentine portfolio and the July 31 acquisition of OCA, a consumer finance company in Uruguay.

      Included in the September 30 portfolio are direct loan outstandings to hedge funds of $30 million. Subsequent to September 30, this portfolio has been paid down to $5 million.

Nonaccrual Loans and OREO

     Nonaccrual loans and OREO amounted to $395 million at September 30, 1998, compared with $382 million at June 30, 1998, and $387 million at September 30, 1997. Nonaccrual loans and OREO represented .9% of related assets at September 30, 1998, June 30, 1998 and September 30, 1997.

     The components of consolidated nonaccrual loans and OREO are as follows:

  (in millions)                              9-30-98   6-30-98   3-31-98   12-31-97   9-30-97
                                            --------  --------  --------  ---------  --------
  Domestic nonaccrual loans:
    Commercial, industrial and financial       $  71     $  63     $  43      $  59     $  68
    Commercial real estate:
      Construction                                 2         2         3          3         4
      Other commercial real estate                30        33        41         40        44
    Consumer-related loans:
      Residential mortgages                       36        42        46         50        51
      Home equity                                 18        15        15         14        26
      Credit card                                  6         6         6         26        22
      Other                                       21        18        20         20        23
                                               -----     -----     -----      -----     -----
                                                 184       179       174        212       238
                                               -----     -----     -----      -----     -----
  International nonaccrual loans:
    Commercial                                   103       107        97         64        58
    Consumer-related loans:
      Residential mortgages                       39        36        34         28        31
      Credit card                                  7         6         4          4         3
      Other                                       33        26        18         12         7
                                               -----     -----     -----      -----     -----
                                                 182       175       153        108        99
                                               -----     -----     -----      -----     -----
      Total nonaccrual loans                     366       354       327        320       337
  OREO                                            29        28        42         36        50
                                               -----     -----     -----      -----     -----
      Total                                    $ 395     $ 382     $ 369      $ 356     $ 387
                                               =====     =====     =====      =====     =====

Provision and Reserve for Credit Losses

     The reserve for credit losses at September 30, 1998 was $740 million, or 1.62% of outstanding loans and leases, compared with $734 million, or 1.70% at June 30, 1998, and $729 million, or 1.72% at September 30, 1997. The reserve for credit losses was 202% of nonaccrual loans at September 30, 1998, compared with 207% at June 30, 1998 and 216% at September 30, 1997.

     The provision for credit losses was $60 million in the third and second quarters of 1998, compared with $40 million in the third quarter of 1997.

     Net credit losses were $59 million in the third quarter of 1998, compared with $51 million in the second quarter of 1998 and $61 million in the third quarter of 1997. Net credit losses as a percent of average loans and leases on an annualized basis were .52% in the third quarter of 1998, compared with .46% for the second quarter of 1998 and .57% for the third quarter of 1997.

     Net credit losses were as follows:


    Second                                                 Third Quarter        Nine Months
    Quarter                                               ----------------    ----------------
       1998               (in millions)                    1998      1997      1998      1997
-----------                                               ------    ------    ------    ------
               Domestic
      $   5     Commercial, industrial and financial     $   9     $   2     $  28     $  25
         (1)    Commercial real estate                      (1)       (2)       (3)       (5)
                Consumer-related loans:
          1      Residential mortgages                       1         1         4         2
          6      Credit card                                 6        24        31        67
          1      Home equity                                 1         2         4         6
         11      Other                                      13        12        43        81
      -----                                              -----     -----     -----     -----
         23                                                 29        39       107       176
               International
         13     Commercial                                   7        15        96        25
                Consumer-related loans:
          2      Credit card                                 6         3        10         6
         13      Other                                      17         4        38        12
      -----                                              -----     -----     -----     -----
         28                                                 30        22       144        43
      -----                                              -----     -----     -----     -----
      $  51      Total                                   $  59     $  61     $ 251     $ 219
      =====                                              =====     =====     =====     =====

THE CORPORATION

     BankBoston, with assets of $73.8 billion and some 25,000 employees, is the nation's oldest commercial bank and New England's only global bank. BankBoston is engaged in consumer, small business, and corporate banking in New England; delivering sophisticated financial solutions to corporations and governments nationally and internationally; and full service banking in leading Latin American markets. The Corporation's common stock is listed on the New York and Boston stock exchanges.

                                 ************

     This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from estimates. These risks and uncertainties include, among other things, (1) significant changes in general economic conditions, both domestic and international, including the impact of the Asian economic crisis on the economies of the United States, Latin American countries and other countries in which the Corporation does business; (2) the impact of market and economic conditions on debt, equity and emerging markets and trade-related revenues; (3) sharp changes in credit quality, interest rates and foreign exchange rates; and
(4) the Corporation's ability and resources, in both its domestic and international operations, to execute its articulated business strategies and manage risks associated with integration of acquisitions, expansion plans, the Year 2000 issue, the business redesign initiative and the introduction of the euro.

                          Consolidated Balance Sheet
(dollars in millions)

 June 30                                                      September 30
 -------                                                  ----------------------
  1998                                                       1998        1997
  ----                                                    ---------    ---------
             Assets
             Securities:
 $11,142     Available for sale                            $11,910     $ 9,442
     604     Held to maturity                                  594         637

  43,254     Loans and lease financing                      45,747      42,461
    (734)    Reserve for credit losses                        (740)       (729)
 -------                                                   -------     -------
  42,520     Net loans and lease financing                  45,007      41,732

   5,704     Other earning assets                            4,401       6,901
  10,529     Cash and other nonearning assets               11,922       9,518
 -------                                                   -------     -------
 $70,499     Total Assets                                  $73,834     $68,230
 =======                                                   =======     =======

             Liabilities and Stockholders' Equity
 $45,196     Deposits                                      $46,420     $44,655
  12,507     Funds borrowed                                 13,214      12,585
   3,682     Notes payable                                   4,436       2,781
   3,139     Other liabilities                               4,054       3,080
             Guaranteed preferred beneficial interests in
     995     corporation's junior subordinated debentures      995         747
 -------                                                   -------     -------
  65,519     Total Liabilities                              69,119      63,848
 -------                                                   -------     -------

             Stockholders' Equity
     278     Preferred equity                                    0         278
   4,702     Common equity                                   4,715       4,104
 -------                                                   -------     -------
   4,980     Total Stockholders' Equity                      4,715       4,382
 -------                                                   -------     -------
 $70,499     Total Liabilities and Stockholders' Equity    $73,834     $68,230
 =======                                                   =======     =======

                           Selected Average Balances



Quarter Ended                                               Quarters Ended                    Nine Months Ended
-------------                                               --------------                    -----------------
    June 30                                                  September 30                       September 30
    -------                                                 --------------                    -----------------
     1998                                              1998           1997             1998              1997
     ----                                              ----           ----             ----              ----
               Assets
    $44,196    Loans and lease financing              $45,069       $42,429         $44,328           $42,093
     11,188    Securities                              11,692         9,661          11,166             9,471
     61,961    Total earning assets                    62,869        57,769          61,781            57,085
     71,236    Total assets                            72,501        65,704          71,139            64,292
               Liabilities and Stockholders' Equity
     37,195    Interest bearing deposits               37,334        35,098          37,230            34,616
      8,209    Noninterest bearing deposits             7,205         7,891           8,005             7,766
    -------                                           -------       -------         -------           -------
     45,404    Total deposits                          44,539        42,989          45,235            42,382
      4,392    Notes payable (1)                        5,149         3,336           4,435             3,334
     54,641    Total interest bearing liabilities      56,906        50,801          54,934            49,522
      4,600    Common stockholders' equity              4,734         4,080           4,576             4,218
      4,878    Total stockholders' equity               4,772         4,548           4,773             4,713

(1) Amounts include guaranteed beneficial interests in Corporation's junior subordinated debentures.

                        CONSOLIDATED STATEMENT OF INCOME

(dollars in millions, except per share amounts)

Quarter Ended                                                            Quarters Ended       Nine Months Ended
-------------                                                            --------------       -----------------
   June 30                                                                September 30          September 30
   -------                                                               --------------       -----------------
     1998                                                        1998         1997        1998         1997
     ----                                                        ----         ----        ----         ----
 $1,390.2    Interest income                                 $1,409.6     $1,266.8    $4,137.2     $3,822.5
    750.7    Interest expense                                   784.7        695.7     2,269.5      2,015.5
 --------                                                    --------     --------    --------     --------
    639.5    Net interest revenue                               624.9        571.1     1,867.7      1,807.0
     60.0    Provision for credit losses                         60.0         40.0       260.0        160.0
 --------                                                    --------     --------    --------     --------
             Net interest revenue after provision
    579.5     for credit losses                                 564.9        531.1     1,607.7      1,647.0
 --------                                                    --------     --------    --------     --------
             Noninterest income:
    191.7    Financial service fees                             220.6        168.4       575.0        461.7
     82.1    Trust and agency fees                               82.3         72.8       243.7        208.2
     (3.7)   Trading profits and commissions                    (52.1)        19.9       (21.6)        67.0
     11.4    Securities portfolio gains, net                     16.6         11.3        52.8         52.0
    175.9    Other income                                       117.7        175.8       581.7        365.8
 --------                                                    --------     --------    --------     --------
    457.4    Total noninterest income                           385.1        448.2     1,431.6      1,154.7
 --------                                                    --------     --------    --------     --------
             Noninterest expense:
    305.1    Salaries                                           384.4        263.8       982.2        781.6
     63.3    Employee benefits                                   64.1         54.0       188.3        158.0
     55.8    Occupancy expense                                   58.3         49.6       168.5        152.5
     39.6    Equipment expense                                   40.8         36.1       120.6        107.6
    183.6    Other expense                                      238.0        197.8       634.5        523.7
 --------                                                    --------     --------    --------     --------
    647.4    Total noninterest expense                          785.6        601.3     2,094.1      1,723.4
 --------                                                    --------     --------    --------     --------

    389.5    Income before income taxes                         164.4        378.0       945.2      1,078.3
    147.6    Provision for income taxes                          59.4        152.3       360.0        433.8
 --------                                                    --------     --------    --------     --------
 $  241.9    NET INCOME                                      $  105.0     $  225.7    $  585.2     $  644.5
 ========                                                    ========     ========    ========     ========


             NET INCOME PER COMMON SHARE:
 $    .81    Basic                                           $    .35     $    .75    $   1.96     $   2.07
 $    .80    Diluted                                         $    .35     $    .73    $   1.94     $   2.04
 $    .29    DIVIDENDS PAID PER COMMON SHARE                 $    .29     $    .26    $    .87     $    .73

             Average number of common shares, in thousands:
  293,769    Basic                                            294,379      290,766     293,570      297,750
  298,275    Diluted                                          296,361      295,684     296,050      303,148

 $    4.4    Preferred dividends                             $     .7     $    8.6    $    9.4     $   27.2




                              NUMBER OF EMPLOYEES

                                             Sept. 30           June 30               Sept. 30
                                                 1998              1998                   1997
                                      ---------------       -----------        ---------------
  Full time equivalent employees             24,800            22,900                 21,200

                                   OTHER DATA

(dollars in millions, except per share amounts)

 Quarter Ended                                                                   Quarters Ended             Nine Months Ended
 -------------                                                                   --------------             -----------------
     June 30                                                                      September 30                September 30
     -------                                                                     --------------             -----------------
      1998                                                                1998           1997         1998            1997
      ----                                                                ----           ----         ----            ----
              Return on average total assets (annualized):
     1.36%    Based on actual net income                                   .57%          1.36%         1.10%        1.34%
     1.36%    Based on core net income                                    1.07%          1.36%         1.27%        1.34%
              Return on average common equity (annualized):
    20.70%    Based on actual net income                                  8.75%         21.11%        16.82%       19.56%
    20.70%    Based on core net income                                   16.29%         21.11%        19.45%       19.56%

  $644.9      Net interest revenue, fully taxable equivalent basis     $629.6         $576.5      $1,881.4     $1,822.0
     4.17%    Consolidated net interest margin                            3.97%          3.96%         4.07%        4.27%
     4.12%    Domestic net interest margin (estimated)                    3.75%          4.01%         4.00%        4.37%
     4.29%    International net interest margin (estimated)               4.47%          3.83%         4.23%        3.98%

   June 30                                                      September 30
   -------                                                 ----------------------
    1998                                                     1998         1997
    ----                                                   ---------    ---------
              COMMON STOCKHOLDERS' EQUITY:
  $  4,702    Common stockholders' equity                    $  4,715     $  4,104
   294,126    Common shares outstanding, in thousands         294,596      144,535
              Per common share:
  $  15.99    Book value                                     $  16.01     $  14.20
     55.63    Market value                                      33.00        44.22

              CAPITAL RATIOS/REGULATORY CAPITAL:
      6.09%   Tangible common equity ratio                       5.38%        5.56%
              Risk-based capital ratios:                     Estimate
      8.4%    Tier 1 capital ratio (minimum required 4.00%)       7.0%         7.8%
     13.0%    Total capital ratio (minimum required 8.00%)       11.3%        11.7%
      7.8%    Leverage ratio                                      6.8%         7.2%
  $  5,491    Tier 1 capital                                 $  4,906     $  4,626
     8,524    Total capital                                     7,902        6,930
    65,351    Total risk-adjusted assets                       69,916       59,079

                           Reserve for Credit Losses
(dollars in millions)

Quarter Ended                                          Quarters Ended             Nine Months Ended
-------------                                        -------------------         --------------------
   June 30                                              September 30                September 30
   -------                                           -------------------         --------------------
     1998                                            1998           1997         1998            1997
     ----                                            ----           ----         ----            ----
    $ 725.1     Beginning balance                   $733.9        $844.7      $ 711.6         $ 883.3

       60.0     Provision for credit losses           60.0          40.0        260.0           160.0
        0.0     Reserve of acquired companies          5.0           0.0         19.1             0.0
        0.0     Reserves of companies sold             0.0         (94.7)         0.0           (94.7)

      (73.4)    Credit losses                        (78.8)        (80.0)      (308.5)         (283.2)
       22.2     Recoveries                            19.9          19.1         57.8            63.7
    -------                                         ------        ------      -------         -------
      (51.2)    Net credit losses                    (58.9)        (60.9)      (250.7)         (219.5)
    -------                                         ------        ------      -------         -------

    $ 733.9     Ending balance                      $740.0        $729.1      $ 740.0         $ 729.1
    =======                                         ======        ======      =======         =======

       1.70%    Reserve as a % of loans and leases    1.62%         1.72%        1.62%           1.72%
    =======                                         ======        ======      =======         =======

        207%    Reserve as a % of nonaccrual loans     202%          216%         202%            216%
    =======                                         ======        ======      =======         =======